EXHIBIT 10.8

AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of March, 1995 between ROYAL SAVINGS BANK, an Illinois savings bank its successors and assigns (hereinafter referred to as the “Bank”) and BARBARA K. MINSTER (hereinafter referred to as “Minster”).

PREMISES

WHEREAS, Minster has been employed by the Bank since October 1966 and currently serves as Vice President of the Bank and during her years of employment with the Bank gained substantial experience and expertise in the savings and loan business; and

WHEREAS, Minster desires to take retirement as a full time employee of the Bank; and

WHEREAS, the Bank desires to provide Minster certain retirement benefits and to retain her expertise by electing her to the Board of Directors.

IT IS HEREBY AGREED:

1.           Resignation and Retirement.  Minster, at her option but no later than March 1, 1995, shall resign as an officer and full-time employee of the Bank.

2.           Board of Directors. In order to avail itself of the continued expertise of Minster, the Bank through its Board of Directors shall elect Minster to serve as a member of the Board of Directors until the next annual meeting of members and Minster shall receive the normal director’s fee as compensation for her services as a board member.

3.           Retirement Benefits.  Commencing with the month following Minster’s resignation and retirement, the Bank will pay a monthly retirement benefit of $1,000 per month to Minster.  The retirement benefit shall be paid to Minster on the last day of each month of her retirement.

4.           Termination.  This Agreement shall be terminated upon the following occurrences:

(a)           Minster resuming full time employment with any business or organization;

(b)           The death of Minster, upon which the Bank will have no further obligation to pay the retirement benefit to her surviving spouse or estate.

(c)           (i)           If Minster is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the Bank’s obligations under the contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Minster all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(ii)           If Minster is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)) all obligations of the Bank under the contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties.

5.           Release. Except with regard to the Bank’s specific obligations contained in this Agreement, Minster hereby irrevocably waives, releases, discharges, and covenants not to sue the Bank or the present or former directors, officers, agents, employees, successors or assigns of the Bank, with respect to any and all causes of actions, suits, debts, sums of money, disputes, liabilities, duties, claims, rights and demands which Minster has or ever had from the beginning of her employment with the Bank to the Date of Termination of her employment by reason of any matter, cause or thing whatsoever against said released parties, including but not limited to the termination of her employment relationship as of the Date of Termination of her employment, the action provided for in Paragraph 3 above, claims arising under any Bank policy or procedure, and any matter, cause or thing which could be alleged under The Employee Retirement Income Security Act of 1974, The Civil Rights Act of 1964, the Equal Employment Opportunity Act of 1972, The Fair Labor Standards Act, all Executive Orders including Nos. 11114, 11246 and 11375, and regulations issued pursuant thereto, the Age Discrimination in Employment Act, and the Illinois Human Rights Act or equivalent act of any other state, any and all claims arising under any other federal, state or local statute or ordinance; and any claims or causes of action Minster has had or may have had regarding any mistreatment, discrimination, negligence, malfeasance, wrongful discharge, breach of contract, breach or express or implied covenant, libel, slander, intentional or negligent infliction of emotional distress, or any other wrongdoing or illegality by the Bank regarding the termination of her employment with the Bank or her treatment while employed by the Bank.

6.           Amendments or Additions.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

7.           Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

8.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9.           Governing Law.  This Agreement shall be governed by the laws of the State of Illinois except the choice of law rules thereof.

ROYAL SAVINGS BANK

By:	/s/
Its:	Secretary/Treasurer

/s/Barbara K. Minster
BARBARA K. MINSTER